Exhibit 3.2

INCORPORATION OF A PRIVATE limited liability COMPANY

On the second day of August

two thousand and twelve, appearing before me,

Ageeth Alma Panman, candidate-civil-law notary, hereinafter to be referred to as: civil-law notary, acting as deputy for Philippe Huib Ferdinand König, civil-law notary in Rotterdam, is:

Sarah McFedries, employed at the offices of Houthoff Buruma, Rotterdam with address (3013 AL) Rotterdam, Weena 355, born in Johannesburg (South-Africa) on the twenty-first day of September nineteen hundred and seventy-six, acting pursuant to written powers of attorney from:

PETROBRAS INTERNATIONAL BRASPETRO B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), existing under the laws of the Netherlands, with its corporate seat in Amsterdam and its place of business at (1097 JB) Amsterdam, Prins Bernhardplein 200, registered with the trade register under number 24339383

(''Incorporator'').

The Incorporator hereby declares to incorporate a private company with limited liability, which shall be governed by the following articles of association:

ARTICLES OF ASSOCIATION

Article	1. Definitions

1.1.	In these articles of association:

-	Body (orgaan) is a term that applies to the Management Board or the General Meeting;
-	General Meeting (algemene vergadering) is the Body consisting of the shareholders;
-	General Meeting of Shareholders (algemene vergadering van aandeelhouders) means the gathering of the shareholders in a meeting;
-	Managing Director (directeur) is a managing director as referred to in Dutch law; and
-	Management Board (directie) is the Body consisting of the Managing Directors.

Article	2. Name and seat

2.1.	The name of the company shall be PETROBRAS GLOBAL FINANCE B.V.
2.2.	The company shall have its seat in Rotterdam.

Article	3. Objects

3.1.	The objects for which the Company is established are to finance companies and other enterprises with which it forms a group, to borrow, to lend and to raise funds, to participate in all sorts of financial transactions, including the issue of bonds, promissory notes or other securities or debt instruments, to invest in securities in the widest sense of the word, to grant guarantees, to assume liability and to grant security over its assets for the obligations of companies and other enterprises with which it forms a group and of third parties.
3.2.	The objects specified in the preceding paragraph shall be construed in the widest sense so as to include any activity or purpose which is related, incidental, or conducive thereto including, as the case may be, the granting of loans as referred to in article 7.
3.3.	In pursuing its objects, the Company shall also take into account the interests of the group of companies and enterprises with which it is affiliated.
3.4.	As well as to carry out all that which is incidental or conducive to the above, in the broadest sense.

Article	4. Capital and shares

4.1.	The authorised capital shall be ninety thousand euro (€90,000) and shall be divided into nine hundred (900) shares, each having a nominal value of one hundred euro (€100).
4.2.	The shares shall be registered and shall be numbered consecutively, starting at 1.

4.3.	Share certificates shall not be issued by the company.
4.4.	If shares or the right to shares are jointly held, the joint shareholders may only be represented by a single person holding a written proxy signed by them all.

Article	5. Issue

5.1.	Shares shall be issued pursuant to a resolution adopted by the General Meeting. Furthermore, the resolution shall set out the price and other terms and conditions of issue. The issue price shall not be below par.
5.2.	The General Meeting may delegate its powers as described in the previous section to another Body, and may revoke this delegation.
5.3.	Subject to Dutch law, every shareholder shall have a pre-emptive right to any issue of shares on a basis pro rata to the aggregate number of shares held by the shareholder. A pre-emptive right is non-transferable. Shareholders may waive the pre-emptive right. For any single share issue the pre-emptive right may be limited or precluded by a resolution adopted by the General Meeting.
5.4.	The provisions in this article are applicable mutatis mutandis to the granting of a right to subscribe to shares.

Article	6. Own shares

6.1.	On an issue of shares the company is not able to subscribe to its own shares.
6.2.	The acquisition by the company of its own shares when those shares have not been fully paid up shall be null and void, unless acquired under universal title.
6.3.	The company may only acquire its own fully paid-up shares either gratuitously or as specified in Dutch law.
6.4.	The provisions set out in these articles for the restriction on the transfer of shares are applicable to the company’s disposal of its own shares.
6.5.	In this article "shares" includes depositary receipts for shares.

Article	7. Reduction of capital

7.1.	The General Meeting may resolve to reduce the issued capital by cancelling shares or by amending the articles of association to reduce the nominal amount of the shares.
7.2.	Dutch law applies to such a resolution and its implementation.

Article	8. The issue of depositary receipts for, the pledging of and the establishment of a right of usufruct over shares

8.1.	The company shall not lend assistance in the issuance of depositary receipts for shares in the company.
8.2.	A right of usufruct or a right of pledge may be granted over shares. Voting rights shall be vested neither in a holder of a right of usufruct nor in a holder of a right of pledge of shares.

Article	9. Register of shareholders

9.1.	The Management Board shall keep a register recording the names and addresses of all shareholders, the date on which they acquired the shares, the date of acknowledgement by or service upon the company and the amount paid up on each share. The names and addresses of those who have a right of usufruct or a right of pledge in respect of shares shall also be recorded, stating the date on which they acquired the right and the date of acknowledgement by or service upon the company.

9.2.	Every shareholder, holder of a right of usufruct or holder of a right of pledge is obliged to ensure that the company is notified of the address of the shareholder or holder of a right of usufruct or pledge.
9.3.	The register shall be regularly updated in accordance with Dutch law.
9.4.	All entries in, copies of, or extracts from the register of shareholders shall be authenticated by a Managing Director.

Article	10. Restriction on the transfer of shares

10.1.	Shares may be transferred only after prior approval for the intended transfer has been obtained from the General Meeting.
10.2.	Approval of such a request shall be deemed to be granted if:

a.	The applicant has not been given notice of a decision within three months after receipt of such request; or
b.	General meeting, if informing the applicant of refusal, does not at the same time give notice of one or more persons who are willing and able to purchase all the shares included in the application in exchange for payment in cash.

10.3.	If approval is granted or deemed to be granted, the applicant requesting the transfer shall be able to freely make such transfer for a period of three months after having been given notice of the approval or notice that must be considered to constitute approval, or after the expiry of the period set out in paragraph 2.a above.
10.4.	The company may itself be a prospective purchaser only with the consent of the Applicant.
10.5.	If one or more parties should so desire, the price that shall be paid by the prospective purchaser or purchasers accepted by the applicant shall be fixed by an independent expert to be appointed by a judge of the cantonal court within whose jurisdiction the company has its registered office.
10.6.	The applicant may withdraw within a period of one month after having been informed of the price fixed by the independent expert.
10.7.	This article shall not apply if a holder is obliged by law to transfer the shareholder's shares to a former holder.

Article	11. Transfer of shares

11.1.	The issue and transfer of a share, or the transfer or waiver of a limited right to a share, require a deed which has been executed before a civil-law notary practising in the Netherlands and to which all persons involved are a party.
11.2.	The transfer of a share, or the transfer or waiver of a limited right to a share, in accordance with the provisions of the previous section shall also, by operation of Dutch law, be legally binding on the company. Except in the event that the company itself is a party to the legal transaction, the rights accruing to the share may not be exercised until the company has either acknowledged this legal transaction or been served with the deed of transfer in accordance with Dutch law.

Article	12. Management Board

12.1.	The company shall have a Management Board consisting of one or more Managing Directors A and one or more Managing Directors B. The number of Managing Directors shall be laid down by the General Meeting.
12.2.	Managing Directors shall be appointed by the General Meeting.
12.3.	Managing Directors may be suspended or dismissed by the General Meeting at any time.
12.4.	The total period of a suspension, including any extensions, may last no longer than three months.
12.5.	The remuneration and other terms and conditions for the appointment of each individual Managing Director shall be determined by the General Meeting.
12.6.	The Management Board shall act according to the instructions of the General Meeting concerning the general course of financial, social, economic, environmental and personnel policy.

Article	13. Adoption of resolutions by the Management Board

13.1.	The Management Board shall adopt resolutions by an absolute majority of the total number of votes cast by all the Managing Directors.
13.2.	In meetings of the Management Board each Managing Director shall be entitled to cast one vote.
13.3.	Managing Directors may only be represented in meetings of the Management Board by another Managing Director pursuant to a written power of attorney.
13.4.	The Management Board may also adopt resolutions without convening a meeting, provided that all Managing Directors have been consulted and none of them have raised an objection to adopt resolutions in this manner.
13.5.	Subject to the prior approval of the General Meeting shall be all Management Board resolutions concerning such juristic acts as through the General Meeting carefully described and informed in writing.

The absence of the approval as defined in this paragraph shall not affect the powers of the Management Board or of the Managing Directors to represent the company.

13.6.	The Management Board can adopt one or more detailed regulations with respect to the rules of procedure and if necessary it can draw up a more detailed distribution of responsibilities within the Board.

Article	14.Unavailability or inability to act of a Managing Director

14.1.	If a Managing Director is unavailable or unable to act, then the management of the company shall be vested in the remaining Managing Director or Managing Directors. If no Managing Director is available or able to act, the management of the company shall be temporarily vested in a person appointed for that purpose by the General Meeting.

Article	15. Representation of the company/conflict of interest

15.1.	The authority to represent the company shall vest exclusively in:

-	the Management Board;
-	one Managing Director A acting jointly with one Managing Director B.

15.2.	The Management Board can appoint one or more persons with the power to represent the company and determine the limits of the powers and titles.
15.3.	A Managing Director who has a conflict of interest in the meaning of Dutch law shall immediately report this to the General Meeting. If there is a conflict of interest between the company and any Managing Director, the company shall continue to be represented in the manner described in the previous section. Any such Managing Director shall remain authorised to represent the company. The General Meeting shall always have the power to designate one or more other persons for such purpose.

Article	16. Financial year, annual accounts and annual report

16.1.	The company's financial year shall be concurrent with the calendar year.
16.2.	The Management Board shall prepare the annual accounts, which shall consist of the balance sheet and the profit and loss statement with explanatory notes. The annual accounts shall be prepared within five months of the end of each financial year, unless the General Meeting grants an extension to a maximum of six months in special circumstances. The annual accounts require the signatures of all the Managing Directors. The absence of a signature, and the reason therefore, shall be expressly stated. Unless the provisions of article 2:403, of the Dutch Civil Code are applicable to the company, the Management Board shall also prepare an annual report within the above-mentioned period.
16.3.	If, and to the extent that, any relevant provision of Dutch law is applicable to the company, the General Meeting shall retain a registered accountant or a firm of registered accountants, as defined in article 2:393, section 1, of the Dutch Civil Code, to examine the annual accounts and, if prepared, the annual report prepared by the Management Board, in order to write a report and to provide a statement thereon.
16.4.	The annual accounts shall be adopted by the General Meeting.
16.5.	If, and to the extent that, it is required under Dutch law, the company is obliged to make the annual accounts publicly available at the Trade Register.

Article	17. Appropriation of profits

17.1.	The company may make distributions to the shareholders and other persons entitled to the distributable profits, to the extent the equity of the company exceeds the paid-up and called-up part of the company's equity, plus the reserves which must be maintained under Dutch law.
17.2.	The profits evidenced by the profit and loss statement adopted by the General Meeting shall be at the disposal of the General Meeting.
17.3.	The company may make interim distributions of profit or other types of distributions, if the provisions as set out in section 1 above have been complied with and the resolution to make such a distribution has been adopted by the General Meeting.
17.4.	There shall be no distribution of profits on shares or depositary receipts for shares held by the company in its own capital.
17.5.	The shares and depositary receipts for shares for which no distribution will be made as described in section 4 above shall be disregarded when calculating the distribution of profits.
17.6.	The right to receive a distribution shall expire five years from the day on which such a distribution became payable.

Article	18. Shareholders meetings

18.1.	The annual meeting of shareholders shall be held every year within six months after the end of the financial year. In this meeting the following, amongst other matters, shall be brought up for consideration:

-	the annual report;
-	the adoption of the annual accounts;
-	the granting of discharge to the Managing Directors from liability for actions in respect of their management during the preceding financial year;
-	if required by Dutch law, the instruction of an expert as referred to in article 2:393, of the Dutch Civil Code; and
-	the language in which the items of the next annual accounts shall be stated and the currency.

The six-month time period mentioned above does not apply if the period laid down in the above Article 16.2 has been extended in accordance with the provisions set out in the said article.

18.2.	If holders of shares represent, jointly or severally, at least one percent (1%) of the issued capital, have asked in writing to add one or more items to the agenda of a general meeting of shareholders, such item(s) will be incorporated in the notice convening the general meeting of shareholders, provided that (i) the request is submitted prior to thirty days before the general meeting and (ii) addressing the items at the meeting will not be contrary to the substantial interests of the company. An electronic request is also considered to be a request in writing within the meaning of the preceding sentence.

18.3.	The General Meeting of Shareholders shall be held in the municipality where the company has its registered seat or in Schiphol (municipality Haarlemmermeer).
18.4.	Notice of the convening of the General Meeting of Shareholders shall be issued by the Management Board or by one of the Managing Directors by means of written notices or by means of readable and producible notices which are electronically sent ("Notice"), which Notice is to be dispatched no later than the fifteenth day before the date of the meeting.
18.5.	The Notices convening the meeting shall set out the place, date and time of the meeting and the matters to be considered. Written notices shall be dispatched to the addresses recorded in the shareholder register. Electronic notices are to be sent to the addresses that have been made available for this purpose to the company by the shareholder. The failure of one or more of the Notices dispatched in accordance with the stipulations set out above to reach the destination shall not affect the validity of the General Meeting of Shareholders or the resolutions adopted thereby.
18.6.	The General Meeting of Shareholders shall appoint its own chairman.
18.7.	Minutes shall be taken of the matters dealt with in a General Meeting of Shareholders unless a notarial record of the proceedings is drawn up. The minutes shall be entered into a register maintained for that purpose and require the adoption and signature of the chairman of the meeting and the secretary of the meeting, who shall be appointed by the chairman at the commencement of the meeting. The minutes or the notarial record of the proceedings shall serve as evidence of the resolutions adopted in the General Meeting of Shareholders.

Article	19. Adoption of resolutions in a General Meeting of Shareholders

19.1.	All shareholders, either in person or by means of a person holding a written proxy (including a proxy issued in electronic form), shall be entitled to attend a General Meeting of Shareholders and to address that meeting. The Managing Director or Managing Directors shall have, in this capacity, an advisory vote in the General Meeting of Shareholders.
19.2.	In order to be able to participate in the voting at the General Meeting of Shareholders, the shareholders or their representatives must sign the attendance book, recording the number of shares represented by them.
19.3.	Every share entitles the holder thereof to cast one vote.
19.4.	In a General Meeting of Shareholders, no votes may be cast for shares held by the company or by any subsidiary thereof, nor may votes be cast for a share for which either of them holds a depositary receipt for a share.
19.5.	The sum of the shares for which no voting rights may be exercised according to Dutch law shall be disregarded in determining the extent to which the shareholders are entitled to vote, are present or represented, or to which extent the share capital is provided or represented.

19.6.	Resolutions passed in a General Meeting of Shareholders shall be adopted by an absolute majority of the votes cast. Blank votes shall be deemed not to have been cast.
19.7.	The votes shall be cast orally at the General Meeting of Shareholders, unless the chairman of the meeting decides otherwise.
19.8.	In case of a tie in the vote, the proposal shall be deemed to have been rejected.
19.9.	In a General Meeting of Shareholders in which the entire issued capital is represented valid resolutions can be adopted provided that they are adopted unanimously, even if the requirements in respect of the convening and holding of meetings have not been complied with.
19.10.	The Management Board shall keep a record of the adopted resolutions. This record shall be made available at the company’s office for inspection by the shareholders. Each shareholder shall, upon request, be provided with a copy of or extract from this record at no more than the actual costs.

Article	20. Adoption of resolutions outside a General Meeting of Shareholders

20.1.	Shareholders may also adopt resolutions without convening a meeting of shareholders, provided that all shareholders have declared in writing (including by facsimile transmission, e-mail or any other means of electronic communication) to be in favour of the resolution and provided that the Managing Director or Managing Directors have had the opportunity to cast an advisory vote.

Article	21. Merger, division, amendment to the articles of association, dissolution

21.1.	The General Meeting may resolve to merge the company, to divide the company, to amend the articles of association or to dissolve the company.
21.2.	Those who convene a General Meeting of Shareholders in which a proposal is made to adopt a resolution to amend the articles of association of the company must deposit a copy of the proposal, stating the verbatim text of the proposed amendment, at the offices of the company for inspection by the shareholders. The proposal must be deposited at the same time as the notice of the meeting and kept there until after the close of the meeting. The shareholders must be given the opportunity to obtain a copy of the proposal described in the previous sentence from the day on which the convening notice for that meeting is dispatched until the day of the General Meeting of Shareholders. Such copies shall be provided free of charge.
21.3.	In the event that a resolution to dissolve the company is adopted, the liquidation shall be arranged by the Management Board, unless the court should appoint another liquidator or other liquidators. If a resolution to liquidate the company is passed, a resolution regarding the remuneration to be paid to the liquidator, or the joint liquidators, must be passed at the same time.

21.4.	The articles of association shall, as far as possible, remain effective during the process of liquidation.
21.5.	The liquidation surplus shall be distributed to shareholders and other parties entitled thereto in proportion to their respective rights.
21.6.	After the liquidation has been completed, the books and records of the dissolved company shall remain in the custody of a person to be appointed for that purpose by the General Meeting for a period of seven years.

Article 22. Transitional provision

22.1.	The company's first financial year shall end on the thirty-first day of December two thousand and twelve.
22.2.	Until Bill 31058 (means legislative proposal 31058 (Bill on simplification and relaxation of Dutch private company law) (wetsvoorstel 31058 Wet vereenvoudiging en flexibilisering bv-recht)) has come into full force and effect, Section 2:207c of the Dutch Civil Code will apply in addition to the above articles of association.
22.3.	From the time Bill 31058 has come into full force and effect, the following definition will be added to article 1.1:

"Meeting Rights" means the meeting rights as referred to in Section 2:227 paragraph 1 of the Dutch Civil Code."

22.4.	From the time Bill 31058 has come into full force and effect article 8.1 shall read as follows:

"The company does not lend assistance in the issuance of depositary receipts for shares in the company. Holders of depositary receipts do not have meeting rights. Bearer depositary receipts may not be issued."

22.5.	From the time Bill 31058 has come into full force and effect, article 17.1 shall read as follows:

"The company may make distributions to the shareholders and other persons entitled to the distributable profits, to the extent permitted under Dutch law."

22.6.	From the time Bill 31058 has come into full force and effect, article 18.4 shall read as follows:

"Notice of the Persons Entitled to Participate at Meetings shall be issued by the Management Board or by one of the Managing Directors by means of written notices or by means of readable and reproducible notices which are electronically sent ("Notice"), which Notice is to be dispatched no later than the eighth day before the date of the meeting."

22.7.	From the time the Bill 31058 has come into full force and effect, article 20.1 shall read as follows:

"Shareholders may also adopt resolutions without convening a meeting of shareholders, provided that all Persons Entitled to Participate at Meetings have declared in writing (including by fax, e-mail or any other means of electronic communication) to be in favour of this manner of adoption the resolution, and provided that a majority of the votes cast in writing (including by fax, e-mail or any other means of electronic communication) is in favour of the proposal, and provided that the Managing Director or Managing Directors have had the opportunity to cast an advisory vote."

Concluding statements

In closing, the person who appeared before me, acting in the capacity described above, stated that:

A.	Appointment first Managing Directors

The following persons have been appointed as the company’s first Managing Directors:

a.	Mr. Marcos Antonio Zacarias, born in Rio de Janeiro, Brazil, on the sixteenth day of May nineteen hundred and sixty, residing at Av. Genaro de Carvalho 448 / 101, Recreio Rio de Janeiro, Brazil, Managing Director A;
b.	Mr. Cornelis Franciscus Jozef Looman, born in Schiedam, The Netherlands, on the twenty-second day of March nineteen hundred and forty-eight, residing at (2243 EZ) Wassenaar, The Netherlands, Van Ommerenpark 320 Managing Director B;
c.	Mr. Gustavo Tardin Barbosa, born in Campos/RJ, Brazil, on the seventeenth day of March nineteen hundred and sixty-one, residing at Rue Ipanema 99, 1104, Barra da Tijuca, Rio de Janeir-RJ, Brazil, Managing Director A; and
d.	Mr. Alexandre Quintão Fernandes, born in Niterói/RJ, Brazil, on the twenty-eighth day of August nineteen hundred and seventy-two, residing at (2241 AJ) Wassenaar, Deijlerweg 102, The Netherlands, Managing Director B.

B.	Issued capital at incorporation

Upon incorporation, the issued capital amounts to eighteen thousand euro (€18,000), divided into one hundred and eighty (180) shares with a nominal value of one hundred euro (€100), all to be fully paid-up at par in cash.

Payment may be made in foreign currency.

All these shares have been subscribed to by the Incorporator.

C.	Payment and acceptance

The shares issued upon incorporation have been fully paid-up in cash at par, as evidenced by the certificate annexed to the present deed, as referred to in article 2:203a of the Dutch Civil Code. The company hereby accepts the payments for the shares issued upon incorporation.

D.	Power of attorney

The above-mentioned power of attorney is evidenced by one instrument annexed to the present deed.

CONCLUSION

The person appearing in connection with this deed is known to me, civil-law notary.

THIS DEED

is executed in Rotterdam on the date stated at the head of the deed.

The substance of this deed and an explanation of the deed have been communicated to the person appearing, who has expressly taken cognisance of its contents and has agreed to its limited reading.

After a limited reading in accordance with the law, this deed was signed by the person appearing and by me, civil-law notary.